Exhibit 10.5

NOBLE CORPORATION

2015 Short-Term Incentive Plan (“STIP”)

Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s overall operational and financial results, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that lead to the creation of shareholder wealth and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

All full-time shore-based employees and select offshore employees (Rig Managers, Assistant Rig Managers and Captains) are eligible to receive a bonus under the Plan, based upon performance, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble. Each such employee will be considered either a “Corporate” employee or an “Operations” employee for purposes of determining the employee’s target bonus, as described later.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is also the calendar year unless otherwise specified.

However, in the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 60.

Plan Funding

The Award Pool for 2015 will primarily be a function of the Company’s performance on key metrics to include:

•	Company EBITDA versus budget (weighted 50%)

•	Company Contract Drilling Margin, less General and Administrative Expenses (“G&A”), versus the Driller Peer Group (weighted 15%)

•	Company Safety results versus the IADC average (weighted 25%)

•	Environmental Compliance Plan (weighted 10%)

See Exhibit 1 for details on the Company’s performance measures. Generally, each goal is structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If Performance is below Threshold for a goal, it will yield no pool funding associated with that goal.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the results of the key metrics. This calculated result will be increased by 10% to establish a CEO Merit Performance Pool, thus yielding the Total Plan Award Pool for the year. See Exhibit 2 for an example illustrating the calculation of the Total Plan Award Pool.

The Total Plan Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a formal target bonus percentage.

The determination of an individual’s actual award will be based 50% on the achievement of the stated Financial and Operating goals under the Plan pursuant to the terms outlined in sections below, and 50% will be based on merit, individual and team performance and/or additional selected criteria, including regulatory compliance.

Financial and Operating Goals

Goals for the following categories will be approved by the Committee for each Plan year. The performance for the 50% of the bonus tied to Financial and Operating results will be based on the goals and weights as shown below, and are different for Corporate and Operations employees:

Goal Weighting Schedule

Goal	Corporate	Operations
Company EBITDA	50%	—
Region Cash Operating Margin	—	50%
Company Contract Drilling Margin, less G&A	15%	15%
Company Safety	25%	12.5%
Region Safety	—	12.5%
Environmental Compliance Plan	10%	10%

The performance scales for 2015 for these metrics are provided in Exhibit 1.

In administering the Plan and reviewing the calculation of the financial and operating goals, the Committee may take into consideration the effect of any unusual, non-recurring or extraordinary item or event that impacts the Company or any member of the Driller Peer Group during the year, including, but not limited to, acquisitions, divestitures or impairments. Furthermore, the Committee may make adjustments to the calculation of any of the financial and operating goals so that any such unusual, non-recurring or extraordinary item or event does not distort or adversely affect the calculation of the financial and operating goals.

Determination of Individual Awards

Each target bonus will be adjusted by the overall Corporate and/or Operations Financial and Operating results depending on the employee (see Exhibit 1). This will be the Adjusted Target Bonus.

Next, an individual bonus multiplier ranging from 0 to a maximum of 2.0 may be applied to half of the Adjusted Target Bonus to reflect merit, individual and team performance and/or additional selected criteria, including regulatory compliance, subject to the approval of the Committee and CEO.

For example, if an individual’s bonus target is $10,000, and the performance multiple for Financial and Operating goals is 1.2, the Adjusted Target Bonus would be $12,000 ($10,000 x 1.2); $6,000 for Financial and Operating performance, $6,000 for individual achievement. If the manager’s recommendation for individual achievement is 0.8 (or 80%), the final bonus adjusts to $10,800 ($6,000 x 0.8 = $4,800 for individual achievement + $6,000 for Financial and Operating results). The cumulative total of these awards for all employees will be the “Aggregate Calculated Pool”.

Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position. Note that if on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Total Plan Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Total Plan Award Pool.

Review and Approval

The Board will approve the Company’s budget for the year in terms of EBITDA and Cash Operating Margin for each region, relative performance scale for contract drilling margin, less G&A, relative safety achievement, and environmental compliance goals (and associated payouts for each) no later than March 31st of the year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition, spin-off or sale of assets, any unusual or non-recurring item or any unforeseen event that impacts the Company, a region or the industry as a whole, then the Committee may make adjustments to the respective goals in order that the affected participants may not be adversely impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Total Plan Award Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Separately, managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus for each employee to the Executive Vice President and the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, etc.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.